Exhibit 99

Contacts: Susan Kahn (investor)
(612) 761-6735

Cathy Wright (financial media)
(612) 761-6627 or (312) 781-2979

TARGET CORPORATION SECOND QUARTER EARNINGS PER SHARE $1.54

Results Include $1.11 Gain on Sale of Marshall Field’s and $0.05 Loss on Debt Repurchase

MINNEAPOLIS, August 12, 2004 — Target Corporation today reported net income of $1.416 billion, or $1.54 per share, for the second quarter ended July 31, 2004, compared with $358 million, or $0.39 per share, in the second quarter ended August 2, 2003. Current year results include earnings from continuing operations of $366 million or $0.40 per share, earnings from discontinued operations of $31 million or $0.03 per share and a gain of $1.019 billion or $1.11 per share related to the sale of Marshall Field’s to The May Department Store Company. Earnings from continuing operations in the current year include a pre-tax loss of $74 million, or $0.05 per share, related to the repurchase of $455 million of debt at a premium, primarily associated with application of a portion of the proceeds from the sale of Marshall Field’s. Discontinued operations include the results of both Mervyn’s and Marshall Field’s for the entire quarter. All earnings per share figures refer to diluted earnings per share.

“We are pleased with our strong second quarter results at Target Stores, and confident that we will continue to enjoy profitable market share growth throughout the remainder of 2004 and well into the future,” said Bob Ulrich, chairman and chief executive officer of Target Corporation.  “We are also pleased with the significant progress we made during the quarter in completing the sale of Marshall Field’s and announcing the pending sale of Mervyn’s. We believe these actions reinforce our long-term commitment to create substantial value for our shareholders and enhance the opportunity for all of our stakeholders to achieve continued success.”

Analysis of Continuing Operations

Total revenues in the second quarter increased 10.0 percent to $10.556 billion from $9.594 billion in 2003, driven by a 3.9 percent increase in comparable store sales combined with the contribution from new store expansion. (Total revenues include retail sales and net credit revenues. Comparable-store sales are sales from stores open longer than one year.)

For the quarter, earnings before interest and income taxes increased 16.4 percent to $795 million, compared with $685 million in the second quarter 2003. The contribution from the company’s credit card operations to pre-tax earnings in the quarter was $120 million, an increase of $13 million, or 12.9 percent.

In the second quarter, the company’s gross margin rate improved from the prior year, reflecting improvements in both markup and markdown rates, while the company’s expense rate was unfavorable to prior year. (Gross margin rate represents sales less cost of sales expressed as a percentage of sales. Expense rate represents selling, general and administrative expenses expressed as a percentage of sales.)

Other Factors

Net interest expense for the quarter increased $53 million compared with second quarter 2003 reflecting a substantially higher loss on debt repurchase partially offset by the benefit of lower average funded balances.

The company’s effective income tax rate was 37.8 percent, compared with 38.0 percent in the second quarter last year.

In June 2004, the company announced a $3 billion share repurchase program that is expected to be completed within two to three years. Under this program, the company repurchased $472 million of its common stock during the second quarter, acquiring 11.0 million shares at an average price of $42.79 per share.

Status of Mervyn’s Transactions

On July 29, 2004, Target Corporation announced it had reached a definitive agreement to sell its Mervyn’s retail subsidiary, including 257 stores and four distribution centers, to an investment group comprised of Sun Capital Inc., Cerberus Capital Management, and Lubert-Adler/Klaff and Partners, and all of Mervyn’s credit card receivables to GE Consumer Finance, a unit of GE Capital, for an aggregate price of approximately $1.65 billion. The transaction is subject to regulatory approval and is expected to close in the third quarter of 2004. Target Corporation expects this transaction to result in a pre-tax gain of approximately $270 million, or about $0.18 per share.

Separately, while the transaction related to the sale of Marshall Field’s to The May Department Store Company was completed in the second quarter ended July 31, 2004, the transaction to sell 9 Minnesota Mervyn’s stores to The May Department Store Company is expected to close in the third quarter and is not expected to result in a gain or a loss at that time.

Miscellaneous

Target Corporation will webcast its second quarter earnings conference call at 9:30am CDT today.  Investors and the media are invited to listen to the call through the company’s website at www.target.com (click on “company/Target Corporation/investor information/webcasts”). A telephone replay of the call will be available beginning at approximately 11:30am CDT today through the end of business on August 13, 2004. The replay number is (402) 220-3560.

Forward-looking statements in this release should be read in conjunction with the cautionary statements in Exhibit (99)C to the company’s 2003 Form 10-K.

Target Corporation’s continuing operations include large, general merchandise discount stores, as well as an on-line business called Target.com. The company currently operates 1,272 Target stores in 47 states.

Target Corporation news releases are available at www.target.com or www.prnewswire.com.

(Tables Follow)

CONSOLIDATED RESULTS OF OPERATIONS

	Three Months Ended			Six Months Ended
(Millions, except per share data) (Unaudited)	July 31, 2004	August 2, 2003	% Change	July 31, 2004	August 2, 2003	% Change

Sales	$10,277	$9,324	10.2%	$20,186	$17,987	12.2%
Net credit revenues	279	270	3.1	550	535	2.7

Total revenues	10,556	9,594	10.0	20,736	18,522	12.0

Cost of sales	7,009	6,450	8.6	13,778	12,407	11.0
Selling, general and administrative expense	2,280	2,010	13.3	4,442	3,887	14.3
Credit expense	173	175	(1.2)	347	350	(0.9)
Depreciation and amortization	299	274	9.3	591	535	10.5

Earnings from continuing operations before interest expense and income taxes	795	685	16.4	1,578	1,343	17.5

Interest expense	207	154	35.1	350	296	18.3

Earnings from continuing operations before income taxes	588	531	10.9	1,228	1,047	17.2

Provision for income taxes	222	202	10.4	464	398	16.6

Earnings from continuing operations	366	329	11.3	764	649	17.6

Earnings from discontinued operations, net of $19, $18, $44, $36 tax	31	29	6.0	71	58	22.6
Gain on disposal of discontinued operations, net of $650 tax	1,019	—	—	1,019	—	—

Net earnings	$1,416	$358	295.2%	$1,854	$707	162.1%

Basic earnings per share:
Continuing operations	$0.40	$0.36	11.2	$0.83	$0.72	15.8
Discontinued operations	0.03	0.03	5.9	0.08	0.06	22.4
Gain on disposal of discontinued operations	1.12	—	—	1.12	—	—
Basic earnings per share	$1.55	$0.39	294.9%	$2.03	$0.78	161.6%

Diluted earnings per share:
Continuing operations	$0.40	$0.36	11.3	$0.83	$0.71	17.3
Discontinued operations	0.03	0.03	6.0	0.08	0.06	22.3
Gain on disposal of discontinued operations	1.11	—	—	1.11	—	—
Diluted earnings per share	$1.54	$0.39	295.2%	$2.02	$0.77	161.3%

Weighted average common shares outstanding:
Basic	911.5	910.8		912.1	910.5
Diluted	918.0	918.1		919.3	916.6

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

SUBJECT TO RECLASSIFICATION

(Millions) (Unaudited)	July 31, 2004	August 2, 2003

ASSETS
Cash and cash equivalents	$1,735	$421
Accounts receivable, net	4,365	4,289
Inventory	4,914	4,095
Other	960	1,148
Current assets of discontinued operations	1,064	2,020
Total current assets	13,038	11,973

Property and equipment, net	15,980	14,444
Other	1,319	1,331
Noncurrent assets of discontinued operations	917	1,886
Total assets	$31,254	$29,634

LIABILITIES AND SHAREHOLDERS’ INVESTMENT
Accounts payable	$4,740	$3,957
Current portion of long-term debt and notes payable	606	763
Other	2,089	1,410
Current liabilities of discontinued operations	517	831
Total current liabilities	7,952	6,961

Long-term debt	9,057	11,024
Other	1,798	1,349
Noncurrent liabilities of discontinued operations	81	256
Shareholders’ investment	12,366	10,044
Total liabilities and shareholders’ investment	$31,254	$29,634

Common shares outstanding	903.4	910.9

CONSOLIDATED STATEMENTS OF CASH FLOWS

SUBJECT TO RECLASSIFICATION

	Six Months Ended
(Millions) (Unaudited)	July 31, 2004	August 2, 2003

OPERATING ACTIVITIES
Net earnings	$1,854	$707
Gain and earnings from discontinued operations	1,090	58
Earnings from continuing operations	764	649
Reconciliation to cash flow:
Depreciation and amortization	591	535
Deferred tax provision	136	—
Bad debt provision	216	228
Loss on disposal of fixed assets, net	24	15
Other non-cash items affecting earnings	(45)	(21)
Changes in operating accounts providing/(requiring) cash:
Accounts receivable	41	(236)
Inventory	(383)	(143)
Other current assets	65	(420)
Other assets	29	(54)
Accounts payable	(216)	(278)
Accrued liabilities	75	(15)
Income taxes payable	317	(86)
Other	—	(1)
Cash Flow Provided by Operations	1,614	173

INVESTING ACTIVITIES
Expenditures for property and equipment	(1,397)	(1,412)
Proceeds from disposals of property and equipment	10	7
Proceeds from sale of discontinued operations	3,200	—
Cash Flow Provided/(Required) by Investing Activities	1,813	(1,405)

FINANCING ACTIVITIES
Increase in notes payable, net	—	692
Additions to long-term debt	—	1,200
Reductions of long-term debt	(1,302)	(1,165)
Dividends paid	(128)	(109)
Repurchase of stock	(467)	—
Other	55	9
Cash Flow (Required)/Provided by Financing Activities	(1,842)	627

Net Cash (Required)/Provided by Discontinued Operations	(558)	276
Net Increase / (Decrease) in Cash and Cash Equivalents	1,027	(329)

Cash and Cash Equivalents at Beginning of Period	708	750
Cash and Cash Equivalents at End of Period	$1,735	$421

Target Corporation
(Millions)
(Unaudited)

NUMBER OF STORES, RETAIL SQUARE FEET and COMPARABLE STORE SALES

Retail square feet in thousands; reflects total square feet less office, warehouse and vacant space.

	Number of Stores		Retail Square Feet
	July 31, 2004	August 2, 2003	July 31, 2004	August 2, 2003	% Change
Target General Merchandise Stores	1,146	1,085	137,090	128,253	6.9
SuperTarget Stores	126	106	22,322	18,809	18.7
Total	1,272	1,191	159,412	147,062	8.4%

	Three Months Ended		Six Months Ended
	July 31, 2004	August 2, 2003	July 31, 2004	August 2, 2003

Continuing Operations Comparable Store Sales	3.9%	2.7%	5.5%	1.9%

CREDIT CARD CONTRIBUTION OF CONTINUING OPERATIONS

			Three Months Ended		Six Months Ended
			July 31, 2004	August 2, 2003	July 31, 2004	August 2, 2003
Revenues
Finance charges, late fees and other revenues			$256	$250	$507	$496
Merchant fees
Intracompany			14	12	28	22
Third-party			23	20	43	39
Total revenues			293	282	578	557
Expenses
Bad debt			105	117	216	228
Operations and marketing			68	58	131	122
Total expenses			173	175	347	350

Pre-tax credit card contribution			$120	$107	$231	$207

As a percent of total average receivables (annualized)			10.3%	9.4%	9.7%	9.1%

ALLOWANCE FOR DOUBTFUL ACCOUNTS

			Three Months Ended		Six Months Ended
			July 31, 2004	August 2, 2003	July 31, 2004	August 2, 2003
Allowance at beginning of period			$349	$327	$352	$320
Bad debt provision			105	117	216	228
Net write-offs			(103)	(110)	(217)	(214)
Allowance at end of period			$351	$334	$351	$334

As a percent of period-end receivables			7.4%	7.2%	7.4%	7.2%

SUPPLEMENTAL DATA

			July 31, 2004	August 2, 2003
Period-end receivables			$4,716	$4,623

Total past due as a percent of period-end receivables *			3.8%	4.1%

* Accounts with three or more payments past due.

	Three Months Ended		Six Months Ended
	July 31, 2004	August 2, 2003	July 31, 2004	August 2, 2003

Total revenues as a percent of average receivables (annualized):	25.0%	24.8%	24.3%	24.5%

Net write-offs as a percent of average receivables (annualized):	8.8%	9.7%	9.1%	9.4%

Total average receivables	$4,697	$4,553	$4,756	$4,539